Exhibit 99.1

Mueller Water Products Reports Fiscal 2012 First Quarter Results

ATLANTA--(BUSINESS WIRE)--January 31, 2012--Mueller Water Products, Inc. (NYSE: MWA) today reported net sales of $311.5 million and a net loss of $11.9 million for the fiscal 2012 first quarter ended December 31, 2011. Summarized consolidated 2012 first quarter results compared to 2011 first quarter results are as follows:

  Net sales for the 2012 first quarter increased 8.3 percent to $311.5 million from $287.6 million for the 2011 first quarter.
  Loss from operations for the 2012 first quarter was $2.9 million compared to a loss for the 2011 first quarter of $4.3 million. The adjusted loss from operations for the 2012 first quarter of $1.6 million also improved from an adjusted loss for the 2011 first quarter of $2.4 million.
  Net loss per share was $0.08 for the first quarter of both 2012 and 2011. The adjusted net loss per share for the 2012 first quarter was $0.07 compared to an adjusted net loss per share for the 2011 first quarter of $0.06.
  Adjusted EBITDA for the 2012 first quarter of $17.8 million was essentially flat with adjusted EBITDA for the first quarter last year.

“We saw signs in the first quarter that the water infrastructure market could be stabilizing,” said Gregory E. Hyland, chairman, president and chief executive officer of Mueller Water Products. “Mueller Co.’s domestic valve and hydrant volume grew slightly in the first quarter on a year-over-year basis. We also experienced strong net sales growth in the first quarter from both Mueller Systems and Echologics, our leak detection business. These businesses are still ramping up, which is negatively impacting Mueller Co.’s adjusted operating income in the short term; however, we remain encouraged by their long-term potential.

“U.S. Pipe’s net sales and volume both increased in the first quarter year-over-year, contributing to their improved operating performance.

“Once again, Anvil grew year-over-year in the first quarter with adjusted income from operations increasing 20 percent on a net sales increase of 4.7 percent. Adjusted income from operations benefited from higher sales pricing and productivity improvements.

“We are encouraged with the positive movement we saw in the first quarter in some macro variables, particularly in the housing market. While these developments are not expected to positively impact our results this year, it is the first time in several years that we have seen positive movement.”

First Quarter Consolidated Results

Net sales for the 2012 first quarter of $311.5 million increased $23.9 million from the 2011 first quarter net sales of $287.6 million. Net sales increased primarily due to higher prices of $16.2 million and higher shipment volumes of $7.9 million.

Adjusted loss from operations for the 2012 first quarter of $1.6 million improved from an adjusted loss from operations for the 2011 first quarter of $2.4 million. The adjusted loss from operations improved due to higher sales prices of $16.2 million and net manufacturing and other cost savings of $6.7 million. However, the adjusted loss from operations was adversely affected primarily due to higher raw material costs of $14.2 million, higher per-unit overhead costs due to lower production of $3.8 million, and higher selling, general and administrative expenses of $1.4 million.

First Quarter Segment Results

Mueller Co.

Net sales for Mueller Co. for the 2012 first quarter were $128.1 million compared to net sales for the 2011 first quarter of $129.8 million. Shipment volumes in Mueller Co.’s base business were down $6.7 million year-over-year primarily due to a fall-off in Canadian sales which were down $4.5 million. Mueller Co.’s base business excludes Mueller Systems and Echologics, our newer technology businesses. Shipment volumes for domestic valves and hydrants were up slightly year-over-year. Additionally, net sales benefitted from higher prices of $2.4 million.

Adjusted income from operations for the 2012 first quarter was $5.1 million compared to adjusted income from operations for the 2011 first quarter of $8.8 million. Adjusted income from operations in Mueller Co.’s base business was down $1.7 million while adjusted loss from operations in Mueller Systems and Echologics was $2.0 million higher.

In summary, the $3.7 million decline in adjusted income from operations was primarily due to higher raw material costs of $3.5 million; higher selling, general and administrative expenses of $3.0 million, the majority of which is related to both investment in Echologics, acquired in December 2010, and ongoing investment in Mueller Systems; and lower shipment volumes of $2.8 million. However, adjusted income from operations benefitted from net manufacturing and other cost savings of $3.4 million and higher sales prices of $2.4 million.

U.S. Pipe

Net sales for U.S. Pipe for the 2012 first quarter increased 29.2 percent to $96.1 million from the 2011 first quarter net sales of $74.4 million. Net sales increased due to both higher shipment volumes of $15.1 million and higher prices of $6.6 million.

Adjusted loss from operations for the 2012 first quarter of $7.9 million improved $1.5 million from an adjusted loss from operations for the 2011 first quarter of $9.4 million. The adjusted loss from operations improved primarily due to higher sales prices of $6.6 million and higher shipment volumes of $1.9 million. Higher raw material costs adversely affected the adjusted loss from operations by $8.8 million.

Anvil

Net sales for Anvil for the 2012 first quarter of $87.3 million increased 4.7 percent from the 2011 first quarter of $83.4 million. Net sales increased due to higher prices of $7.2 million partially offset by lower shipment volumes of $3.2 million.

Adjusted income from operations for the 2012 first quarter of $7.8 million increased 20.0 percent compared to adjusted income from operations for the 2011 first quarter of $6.5 million. Adjusted income from operations improved due to higher sales prices of $7.2 million and manufacturing and other cost savings of $2.6 million. These improvements were offset primarily by higher per-unit overhead costs due to lower production of $4.7 million and higher raw material costs of $1.9 million.

Interest Expense, Net

Interest expense, net for the 2012 first quarter was $15.7 million, which included $1.4 million of non-cash costs for terminated interest rate swap contracts, compared to $15.9 million for the 2011 first quarter, which included $1.9 million for such contracts. Although these contracts were terminated prior to 2011, the related costs are being amortized over the original term of the swap contracts.

Income Taxes

The 2012 first quarter income tax benefit of $6.7 million resulted in an effective tax rate of 36 percent compared to a benefit resulting in a 40 percent effective tax rate in the 2011 first quarter. The higher rate in 2011 was the result of an additional benefit of about $1.0 million primarily related to adjustments of uncertain tax positions.

Use of Non-GAAP Measures

The Company presents adjusted income (loss) from operations, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per share, free cash flow and net debt as non-GAAP measures. Adjusted income (loss) from operations represents income (loss) from operations excluding restructuring. This amount divided by net sales is adjusted operating margin. Adjusted EBITDA represents income (loss) from operations excluding restructuring, depreciation and amortization. This amount divided by net sales is adjusted EBITDA margin. The Company presents adjusted income (loss) from operations, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin because these are measures management believes are frequently used by securities analysts, investors and other interested parties in the evaluation of financial performance. Adjusted net income (loss) and adjusted net income (loss) per share exclude restructuring, certain costs from settled interest rate swap contracts, the income tax effects of these excluded items and any tax adjustment for the repatriation of earnings. These items are excluded because they are not considered indicative of recurring operations. Free cash flow represents cash flows from operating activities less capital expenditures. It is presented as a measurement of cash flows because management believes it is commonly used by the investment community. Net debt represents total debt less cash and cash equivalents. Net debt is commonly used by the investment community as a measure of indebtedness. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company's results as reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

A reconciliation of non-GAAP to GAAP results is included as an attachment to this press release and has been posted online at www.muellerwaterproducts.com.

Conference Call Webcast

Mueller Water Products’ quarterly earnings conference call will take place Wednesday, February 1, 2012 at 9:00 a.m. ET. Mueller Water Products’ chairman, president and chief executive officer, Gregory E. Hyland, and members of the leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. Mueller Water Products invites those interested to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.muellerwaterproducts.com. The archived webcast and the corresponding slide presentation will be available for at least 90 days in the Investor Relations section of the Company’s website.

Those interested in listening to the call should log on to the website several minutes before the start of the call. After selecting the presentation icon, interested parties should follow the instructions to ensure their systems are set up to hear the event and view the accompanying slides.

Safe Harbor Statement

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding trends in the water infrastructure market and residential housing market, spending trends by municipalities on water infrastructure, the potential of Mueller Systems and Echologics, and the outcome of our evaluation of strategic alternatives for U.S. Pipe, and the impact of these factors on our businesses. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  the spending level for water and wastewater infrastructure;
  the level of manufacturing and construction activity;
  our ability to service our debt obligations; and
  the other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K.

Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements, except as required by law.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. is headquartered in Atlanta, GA and manufactures and markets products and services that are used in the transmission, distribution and measurement of safe, clean drinking water and in water treatment facilities. Our broad product portfolio includes engineered valves, fire hydrants, pipe fittings, water meters and ductile iron pipe, which are used by municipalities, as well as the residential and non-residential construction industries. Net sales for the twelve months ended December 31, 2011 were $1.4 billion and total employees numbered approximately 4,800 at December 31, 2011. The Company operates primarily through three segments: Mueller Co., U.S. Pipe and Anvil. The Company's common stock trades on the New York Stock Exchange under the ticker symbol MWA. For more information about Mueller Water Products, Inc., please visit our website at www.muellerwaterproducts.com.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2011	2011
	(in millions)
Assets:
Cash and cash equivalents	$39.6	$61.2
Receivables, net	197.8	220.8
Inventories	250.6	237.7
Deferred income taxes	29.3	28.7
Other current assets	56.7	50.4
Total current assets	574.0	598.8

Property, plant and equipment, net	239.4	243.8
Identifiable intangible assets	603.3	610.9
Other noncurrent assets	30.3	31.5

Total assets	$1,447.0	$1,485.0

Liabilities and stockholders' equity:
Current portion of long-term debt	$0.9	$0.9
Accounts payable	97.2	107.6
Other current liabilities	74.8	86.3
Total current liabilities	172.9	194.8

Long-term debt	677.6	677.4
Deferred income taxes	153.2	154.2
Other noncurrent liabilities	75.8	79.6
Total liabilities	1,079.5	1,106.0

Commitments and contingencies

Series A common stock: 600,000,000 shares authorized; 156,438,509 shares and 155,793,612 shares outstanding at December 31, 2011 and September 30, 2011, respectively	1.6	1.6
Additional paid-in capital	1,591.8	1,593.2
Accumulated deficit	(1,173.5)	(1,161.6)
Accumulated other comprehensive loss	(52.4)	(54.2)
Total stockholders' equity	367.5	379.0

Total liabilities and stockholders' equity	$1,447.0	$1,485.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
	December 31,
	2011	2010
	(in millions, except per share amounts)

Net sales	$311.5	$287.6
Cost of sales	259.7	238.0

Gross profit	51.8	49.6

Operating expenses:
Selling, general and administrative	53.4	52.0
Restructuring	1.3	1.9
Total operating expenses	54.7	53.9

Loss from operations	(2.9)	(4.3)

Interest expense, net	15.7	15.9

Loss before income taxes	(18.6)	(20.2)
Income tax benefit	(6.7)	(8.1)

Net loss	$(11.9)	$(12.1)

Net loss per share:
Basic	$(0.08)	$(0.08)
Diluted	$(0.08)	$(0.08)

Weighted average shares outstanding:
Basic	156.0	154.9
Diluted	156.0	154.9

Dividends declared per share	$0.0175	$0.0175

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
THREE MONTHS ENDED DECEMBER 31, 2011
(UNAUDITED)

	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
	(in millions)

Balance at September 30, 2011	$ 1.6	$ 1,593.2	$ (1,161.6)	$ (54.2)	$ 379.0

Net loss	-	-	(11.9)	-	(11.9)
Dividends declared	-	(2.7)	-	-	(2.7)
Stock-based compensation	-	1.3	-	-	1.3
Derivative instruments	-	-	-	0.7	0.7
Foreign currency translation	-	-	-	0.6	0.6
Minimum pension liability	-	-	-	0.5	0.5

Balance at December 31, 2011	$ 1.6	$ 1,591.8	$ (1,173.5)	$ (52.4)	$ 367.5

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended
	December 31,
	2011	2010
	(in millions)
Operating activities:
Net loss	$(11.9)	$(12.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	11.8	12.6
Amortization	7.6	7.5
Stock-based compensation	1.5	1.9
Deferred income taxes	(2.4)	(3.0)
Gain on disposal of assets	0.8	(0.6)
Retirement plans	0.6	1.5
Interest rate swap contracts	1.4	1.9
Other, net	0.7	0.7
Changes in assets and liabilities:
Receivables	23.6	42.2
Inventories	(12.8)	1.4
Other current assets and other noncurrent assets	(1.7)	(5.2)
Accounts payable and other liabilities	(31.1)	(43.6)

Net cash provided by (used in) operating activities	(11.9)	5.2

Investing activities:
Capital expenditures	(8.2)	(6.4)
Acquisitions	-	(7.9)
Proceeds from sales of assets	0.1	0.6

Net cash used in investing activities	(8.1)	(13.7)

Financing activities:
Increase (decrease) in outstanding checks	0.6	(1.4)
Debt borrowings	0.1	0.2
Common stock issued	-	0.1
Payment of deferred financing fees	-	(0.3)
Dividends paid	(2.7)	(2.7)

Net cash used in financing activities	(2.0)	(4.1)

Effect of currency exchange rate changes on cash	0.4	0.8

Net change in cash and cash equivalents	(21.6)	(11.8)
Cash and cash equivalents at beginning of period	61.2	83.7

Cash and cash equivalents at end of period	$39.6	$71.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF GAAP TO NON-GAAP PERFORMANCE MEASURES
(UNAUDITED)
(in millions, except per share amounts)

	Three months ended December 31, 2011
	Mueller Co.	U.S. Pipe	Anvil	Corporate	Total
GAAP results:
Net sales	$128.1	$96.1	$87.3	$-	$311.5

Gross profit (loss)	$28.5	$(1.0)	$24.3	$-	$51.8
Selling, general and administrative expenses	23.4	6.9	16.5	6.6	53.4
Restructuring	0.4	0.9	0.1	(0.1)	1.3
Income (loss) from operations	$4.7	$(8.8)	$7.7	$(6.5)	(2.9)
Interest expense, net					15.7
Income tax benefit					(6.7)
Net loss					$(11.9)
Net loss per diluted share					$(0.08)

Capital expenditures	$3.4	$2.9	$1.9	$-	$8.2

Non-GAAP results:
Adjusted income (loss) from operations and EBITDA:
Income (loss) from operations	$4.7	$(8.8)	$7.7	$(6.5)	$(2.9)
Restructuring	0.4	0.9	0.1	(0.1)	1.3
Adjusted income (loss) from operations	5.1	(7.9)	7.8	(6.6)	(1.6)
Depreciation and amortization	11.2	4.4	3.6	0.2	19.4
Adjusted EBITDA	$16.3	$(3.5)	$11.4	$(6.4)	$17.8

Adjusted operating margin	4.0%	-8.2%	8.9%	-	-0.5%
Adjusted EBITDA margin	12.7%	-3.6%	13.1%	-	5.7%

Adjusted net loss:
Net loss					$(11.9)
Interest rate swap settlement costs, net of tax					0.8
Restructuring, net of tax					0.8
Adjusted net loss					$(10.3)
Adjusted net loss per diluted share					$(0.07)

Free cash flow:
Net cash used in operating activities					$(11.9)
Capital expenditures					(8.2)
Free cash flow					$(20.1)

Net debt (end of period):
Current portion of long-term debt					$0.9
Long-term debt					677.6
Total debt					678.5
Less cash and cash equivalents					(39.6)
Net debt					$638.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF GAAP TO NON-GAAP PERFORMANCE MEASURES
(UNAUDITED)
(in millions, except per share amounts)

	Three months ended December 31, 2010
	Mueller Co.	U.S. Pipe	Anvil	Corporate	Total
GAAP results:
Net sales	$129.8	$74.4	$83.4	$-	$287.6

Gross profit (loss)	$29.2	$(2.4)	$22.4	$0.4	$49.6
Selling, general and administrative expenses	20.4	7.0	15.9	8.7	52.0
Restructuring	0.4	0.9	0.6	-	1.9
Income (loss) from operations	$8.4	$(10.3)	$5.9	$(8.3)	(4.3)
Interest expense, net					15.9
Income tax benefit					(8.1)
Net loss					$(12.1)
Net loss per diluted share					$(0.08)

Capital expenditures	$3.2	$1.4	$1.4	$0.4	$6.4

Non-GAAP results:
Adjusted income (loss) from operations and EBITDA:
Income (loss) from operations	$8.4	$(10.3)	$5.9	$(8.3)	$(4.3)
Restructuring	0.4	0.9	0.6	-	1.9
Adjusted income (loss) from operations	8.8	(9.4)	6.5	(8.3)	(2.4)
Depreciation and amortization	11.7	4.5	3.7	0.2	20.1
Adjusted EBITDA	$20.5	$(4.9)	$10.2	$(8.1)	$17.7

Adjusted operating margin	6.8%	-12.6%	7.8%	-	-0.8%
Adjusted EBITDA margin	15.8%	-6.6%	12.2%	-	6.2%

Adjusted net loss:
Net loss					$(12.1)
Interest rate swap settlement costs, net of tax					1.2
Restructuring, net of tax					1.2
Adjusted net loss					$(9.7)
Adjusted net loss per diluted share					$(0.06)

Free cash flow:
Net cash provided by operating activities					$5.2
Capital expenditures					(6.4)
Free cash flow					$(1.2)

Net debt (end of period):
Current portion of long-term debt					$0.8
Long-term debt					691.7
Total debt					692.5
Less cash and cash equivalents					(71.9)
Net debt					$620.6

CONTACT:
Mueller Water Products, Inc.
Investor Contact:
Martie Edmunds Zakas, 770-206-4237
Sr. Vice President – Strategy, Corporate Development & Communications
mzakas@muellerwp.com
or
Media Contact:
John Pensec, 770-206-4240
Sr. Director – Corporate Communications & Public Affairs
jpensec@muellerwp.com